Exhibit 99.1

Chico’s FAS, Inc. Board of Directors Unanimously Rejects Unsolicited Proposal from Sycamore Partners

Board Determines Proposal Substantially Undervalues Chico’s FAS and Is Not in the
Best Interests of Shareholders

FORT MYERS, Fla. – May 16, 2019 – Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced that its Board of Directors (the “Board”) has unanimously rejected the unsolicited proposal received from Sycamore Partners on May 10, 2019 to acquire the Company for $3.50 per share in cash.

After reviewing the proposal in consultation with its independent financial and legal advisors, the Chico’s FAS Board determined that Sycamore’s proposal substantially undervalues Chico's FAS and is not in the best interests of Chico's FAS shareholders. This follows the Board’s review and rejection of another recent proposal dated April 14, 2019 from Sycamore to acquire the Company for $4.30 per share, which the Board also determined substantially undervalued the Company and was not in the best interests of shareholders.

David Walker, Chair of the Board, said, "Chico’s FAS benefits from a strong operating and financial foundation, including a portfolio of differentiated brands, loyal customers and robust omnichannel capabilities. Sycamore’s interest underscores the upside opportunities that these competitive advantages create, but the prices Sycamore has proposed are inadequate and fail to recognize the full value of the Company and its future prospects.”

“We are encouraged by the direction Bonnie Brooks is taking with respect to our Company’s merchandising and marketing strategies since being appointed interim CEO. In addition, our search for a permanent CEO is well underway, with great executive candidates who have a proven track record in the apparel industry being considered. We are confident in our ability to fully capitalize on the market positioning of each of our brands to drive topline growth across our portfolio and deliver value to our shareholders well in excess of what Sycamore has proposed,” continued Mr. Walker.

Following is the full text of the letter that was sent on May 16, 2019, to Stefan Kaluzny, Managing Director of Sycamore:

Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor
New York, New York 10019
Attention: Stefan Kaluzny, Managing Director

Dear Mr. Kaluzny:

The Chico’s FAS, Inc. Board of Directors has carefully reviewed your May 10, 2019 proposal to acquire Chico’s FAS for $3.50 per share in cash. After conducting an analysis with assistance from our legal and financial advisors, the Chico’s FAS Board unanimously determined that your proposal significantly undervalues the Company and is not in the best interests of Chico’s FAS and its shareholders.

We believe your interest in Chico’s FAS underscores our growth and value creation prospects. Indeed, Chico’s FAS benefits from a strong foundation, including a portfolio of differentiated brands, loyal customers, robust omnichannel capabilities, and the financial strength needed to support the work we are doing to improve performance. We are confident that we can, on our own, deliver value to our shareholders well in excess of what Sycamore has proposed.

Accordingly, the Chico’s FAS Board has unanimously determined to reject your proposal. The members of the Chico’s FAS Board have taken, and will continue to take, their responsibilities to Chico’s FAS shareholders seriously. We remain committed to enhancing value for all Chico’s FAS shareholders and are focusing our attention on the value creating opportunities and improved topline growth that we are confident can be realized through the continued execution of our strategic plan.

On behalf of the Chico’s FAS Board of Directors,

David Walker
Chair of the Board

Goldman Sachs & Co. LLC is serving as financial advisor to Chico’s FAS, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

ABOUT CHICO'S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, Soma and TellTale™ is a leading omnichannel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of February 2, 2019, the Company operated 1,418 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at

www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the statements in Mr. Walker's quotes, relate to, among other things, expectations, estimates and projections regarding the Company's new leadership and initiatives and are identified by use of the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "outlook," "predict," "project," "should," "strategy," "target," "will," "would," "potential" and similar terms. Factors that could cause actual results to differ include, but are not limited to: the extent of the market demand and overall level of spending for women's private branded clothing and related accessories; the effectiveness of our brand awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company's retail fleet optimization plan, Chico's brand improvement plan and expanded review of the Company's operations); and the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate. Other risk factors for the Company's business are detailed from time to time in the Company's  Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward looking statements contained herein.

Contacts:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico's FAS, Inc.
(239) 346-4199

Barrett Golden / Leigh Parrish
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

Chico’s FAS, Inc. 11215 Metro Parkway Fort Myers, Florida 33966 (239) 277-6200